                     RELIABIITY INCORPORATED
                           Exhibit 4.2
                FIRST AMENDMENT TO LOAN AGREEMENT

     THIS FIRST AMENDMENT TO LOAN AGREEMENT (this "Amendment"), dated as of March 10, 1997, is between RELIABILITY INCORPORATED, a Texas corporation ("Borrower"), and WELLS FARGO BANK (TEXAS),
NATIONAL ASSOCIATION ("Lender").


                            RECITALS:

A. Borrower and First Interstate Bank of Texas, N.A., predecessor in interest to Lender, entered into that certain Loan
     Agreement dated as of July 1, 1995 (the "Agreement").

B. Borrower and Lender now desire to amend the Agreement as herein set forth.

     NOW, THEREFORE, in consideration of the premises herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

                            ARTICLE I

                           Definitions

Section 1.01. Definitions. Capitalized terms used in this Amendment, to the extent not otherwise defined herein, shall have the meanings given to such terms in the Agreement, as amended hereby.
                           ARTICLE II

                           Amendments

Section 2.01.  Amendment to Certain Definitions.

(a) Effective as of date hereof, the definition of each of the following terms contained in Section 1.01 of the Agreement is amended to read in its respective entirety as follows:

     "Commitment" means the obligation of Lender to make Advances hereunder in an aggregate principal amount at any time outstanding up to but not exceeding (a) $7,500,000.00 from March 10, 1997 through September 30, 1997, (b) $7,000,000.00 from October 1, 1997 through March 31, 1998, (c) $6,500,000.00 from April 1, 1998 through September 30, 1998, (d) $6,000,000.00 from October 1, 1998 through March 31, 1999, (e)

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     $5,500,000.00 from April 1, 1999 through September 30, 1999,
     (f) $5,000,000.00 from October 1, 1999 through March 31, 2000,
     (g) $4,500,000.00 from April 1, 2000 through September 30, 2000, (h) $4,000,000.00 from October 1, 2000 through March 31,
     2001, (i) $3,500,000.00 from April 1, 2001 through September 30, 2001, (j) $3,000,000.00 from October 1, 2001 through March
     31, 2002, (k) $2,500,000.00 from April 1, 2002 through
     September 30, 2002, and (l) $2,000,000.00 from October 1, 2002 through the Termination Date; provided that Borrower may further reduce the Commitment as provided in Section 2.08.

     "Default Rate" means the lesser of (a) the sum of the Prime
     Rate in effect from day to day plus three percent (3%) or (b) the Maximum Rate.

     "Termination Date" means 11:00 a.m., Houston, Texas time on
     March 31, 2003, or such earlier date on which the Commitment terminates as provided in this Agreement.

(b) Effective as of the date hereof, the following definitions shall be added to Section 1.01 of the Agreement in proper alphabetical order:

     "Capital Lease Payments" means for Borrower and its Subsidiaries, on a consolidated basis, the amount due and payable during the next succeeding twelve month period on leases of Borrower and its Subsidiaries which are capitalized in accordance with GAAP.

     "Current Maturities of Long Term Debt" means for Borrower and its Subsidiaries, on a consolidated basis, the principal amount due and payable during the next succeeding twelve month period on Debt of Borrower and its Subsidiaries for borrowed money which Debt has a final maturity more than twelve months from the date of calculation.

     "Debt Service Coverage Ratio" means for Borrower and its Subsidiaries on a consolidated basis for any period the sum of
     (a) net income from operations, plus (b) depreciation, amortization and other non-cash charges, plus (c) interest expense, divided by the sum of (x) Current Maturities of Long Term Debt, plus (y) Capital Lease Payments, plus (z) interest expense.

     "Lender" means Wells Fargo Bank (Texas), National Association, and its successors and assigns.



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     "Liabilities" means all amounts which, in conformity with
     GAAP, would be included as liabilities on a consolidated balance sheet of Borrower and its Subsidiaries.

     "Reduction Day" means each day on which the amount of the Commitment reduces as provided in the definition of the term
     "Commitment".

(c) Effective as of the date hereof, the following terms are deleted from the Agreement:

     "Borrowing Base"
     "Borrowing Base Certificate"
     "Eligible Accounts"
     "Eligible Inventory"
     "Major Account Debtors"

Section 2.02. Amendment to Section 2.01. Effective as of the date hereof, the phrase "; provided that the aggregate amount of all Advances at any time outstanding shall not exceed the lesser of the Commitment or the Borrowing Base" shall be deleted from the first sentence of Section 2.01.

Section 2.03. Amendment to Section 2.03. Effective as of the date hereof, a new sentence shall be added to the end of Section 2.03 of the Agreement which shall read in its entirety as follows:

     On each Reduction Day Borrower shall also repay the Advances, together with accrued interest on the amount repaid, in a principal amount so that the outstanding amount of the Advances is not greater than the Commitment as reduced on such Reduction Day.

Section 2.04. Amendment to Section 2.04. Effective as of the date hereof, Section 2.04 of the Agreement is amended to read in its entirety as follows:

     Section 2.04 Interest. The unpaid principal amount of the Advances shall bear interest prior to maturity at a varying rate per annum equal from day to day to the lesser of (a) the Maximum Rate or (b) the Prime Rate minus one quarter percent (1/4%), and each change in the rate of interest charged on the Advances shall become effective, without notice to Borrower, on the effective date of each change in the Prime Rate or the Maximum Rate, as the case may be; provided, however, if at any time the rate of interest specified in clause (b) preceding shall exceed the Maximum Rate, thereby causing the interest on


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     the Advances to be limited to the Maximum Rate, then any
     subsequent reduction in the Prime Rate shall not reduce the rate of interest on the Advances below the Maximum Rate until the aggregate amount of interest accrued on the Advances equals the aggregate amount of interest which would have accrued on the Advances if the interest rate specified in clause (b) preceding had at all times been in effect. Accrued and unpaid interest on the Advances shall be payable on the last day of each month commencing on April 30, 1997, and on the earlier of the Termination Date or any other date on which the principal amount of the Advances is paid (whether as a result of optional or mandatory prepayment or acceleration). All past due principal and interest shall bear interest at the Default Rate.

Section 2.05. Amendment to Section 2.06. Effective as of the date hereof, Section 2.06 of the Agreement is amended to read in its entirety as follows:

     Section 2.06. Use of Proceeds. The proceeds of the Advances shall be used for general working capital purposes and for general corporate purposes, including the purchase of Borrower's stock.

Section 2.06. Deletion of Section 2.07. Effective as of the date hereof, Section 2.07 shall be deleted from the Agreement.

Section 2.07. Amendment to Section 4.01. Effective as of the date hereof, (a) the phrase "provided, however, that the Security Agreement shall not become effective until the occurrence of an Event of Default and the giving of notice by Lender as provided in
Section 11.16" shall be deleted from the end of Section 4.01(a) of the Agreement, (b) the phrase "provided, however, that the Security Agreement shall not become effective until the occurrence of an Event of Default and the giving of notice by Lender as provided in
Section 11.16" shall be deleted from the end of Section 4.01(b) of the Agreement, and (c) the phrase "provided that Lender shall not file any Uniform Commercial Code financing statement related to the collateral covered by the Security Agreement until the occurrence of an Event of Default and the giving of notice by Lender as provided in Section 11.16" shall be deleted from the end of Section 4.01(c) of the Agreement.

Section 2.08.  Amendment to Section 7.01.

(a)  Effective as of the date hereof, paragraph (d) is deleted from
     Section 7.01 of the Agreement.



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(b)  Effective as of the date hereof, paragraph (e) is deleted from
     Section 7.01 of the Agreement.

Section 2.09. Addition of Section 7.12. Effective as of the date hereof, Section 7.12 is added to the Agreement which shall read in its entirety as follows:

     Section 7.11. Lockbox. Borrower will cause its account debtors and the account debtors of RICR to make all payments of its accounts receivable and all payments of RICR's accounts receivable directly to the lockbox established under the lockbox agreement executed by Borrower in favor of Lender.

Section 2.10. Amendment to Section 8.01. Effective as of the date hereof clause (f) of Section 8.01 is amended to read in its entirety as follows:

      (f) Debt in an aggregate principal amount which does not exceed $100,000.00 at any time, which is incurred after the date of this Agreement in the ordinary course of business for fixed assets and is secured by fixed assets; provided that after the incurrence of such Debt Borrower is in compliance with the covenants contained in Article IX.

Section 2.11. Addition of Section 8.07. Effective as of the date hereof, Section 8.07 is added to the Agreement which shall read in its entirety as follows:

     Section 8.07. Restricted Payments. Borrower will not declare or pay any cash dividends or make any other payment or distribution in cash on account of its capital stock, unless
     Lender shall specifically consent in writing to the declaration or payment of such dividends, which consent shall not be unreasonably withheld.

Section 2.12. Amendment to Section 9.02. Effective as of the date hereof, Section 9.02 of the Agreement is amended to read in its entirety as follows:

     Section 9.02. Tangible Net Worth. Borrower will maintain Tangible Net Worth of not less than (a) $9,500,000.00 from March 10, 1997 through December 30, 1997, (b) $12,500,000.00 from December 31, 1997 through December 30, 1998, (c) $16,500,000.00 from December 31, 1998 through December 30, 1999, and (d) $20,000,000.00 as of December 31, 1999 and
     throughout the remainder of the term of this Agreement.



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Section 2.13.  Amendment to Section 9.03.  Effective as of the date hereof, Section 9.03 of the Agreement is amended to read in its entirety as follows:

     Section 9.03. Ratio of Liabilities to Tangible Net Worth. Borrower will at all times maintain a ratio of Liabilities of Borrower and its Subsidiaries to Tangible Net Worth of not greater than (a) 1.50 to 1.00 from March 10, 1997 through December 30, 1997, (b) 1.35 to 1.00 from December 31, 1997 through December 30, 1998, (c) 1.20 to 1.00 from December 31, 1998 through December 30, 1999, and (d) 1.00 to 1.00 as of December 31, 1999 and throughout the remainder of the term of this Agreement.

Section 2.14. Addition of Section 9.04. Effective as of the date hereof, Section 9.04 shall be added to the Agreement and shall read in its entirety as follows:

     Section 9.04. Debt Service Coverage Ratio. Borrower and its Subsidiaries will at all times maintain, on a consolidated basis, a Debt Service Coverage Ratio of not less than (a) 1.75 to 1.00 from March 10, 1997 through December 30, 1998, and (b)
     2.00 to 1.00 from December 31, 1998 and at all times thereafter. The Debt Service Coverage Ratio shall be calculated as of the last day of each fiscal quarter on a cumulative basis for the four quarters ended as of such date.

Section 2.15. Addition of Section 9.05. Effective as of the date hereof, Section 9.05 shall be added to the Agreement and shall read in its entirety as follows:

     Section 9.05. Capital Expenditures. Borrower and its Subsidiaries shall not expend more than (a) $9,000,000.00 for capital expenditures during the fiscal year ending December 31, 1997, and (b) $4,000,000.00 for capital expenditures during any fiscal year thereafter, unless Lender shall specifically consent in writing to such capital expenditures, which consent shall not be unreasonably withheld.

Section 2.16. Deletion of Section 10.01(j). Effective as of the date hereof, Paragraph (j) of Section 10.01 is deleted from the Agreement.

Section 2.17.  Amendment to Exhibits.  Effective as of the date hereof, (a) Exhibit "A" to the Agreement (Note) is amended to conform in its entirety to Annex "A" to this Amendment, (b)
Exhibit "D" to the Agreement (Borrowing Base Certificate) is
deleted from the Agreement, and (c) Exhibit "E" (No Default
Certificate) to the Agreement is amended to conform in its entirety to Annex "C" to this Amendment.
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                           ARTICLE III

                      Conditions Precedent

Section 3.01. Conditions. The effectiveness of this Amendment is subject to the receipt by Lender of the following in form and substance satisfactory to Lender:

(a) Resolutions - Borrower. Resolutions of the Board of Directors of Borrower certified by its Secretary or an Assistant
     Secretary which authorize the execution, delivery and performance by Borrower of this Amendment and the other Loan
     Documents to which Borrower is or is to be a party hereunder.

(b) Incumbency Certificate - Borrower. A certificate of incumbency certified by the Secretary or an Assistant
     Secretary of Borrower certifying the names and signatures of the officers of Borrower authorized to sign this Amendment and each of the other Loan Documents to which Borrower is or is to be a party hereunder.

(c)  Certificates of Existence and Good Standing - Borrower.
     Certificates of the appropriate governmental officials regarding the existence and good standing of Borrower in the State of Texas.

(d)  Note.  The Note executed by Borrower.

(e) First Amendment to Security Agreements. The First Amendment to Security Agreement in the form of Annex "B" hereto, executed by Borrower.

(f) UCC Search. A Uniform Commercial Code search showing all financing statements and other documents or instruments on file against Borrower in Harris County, Texas and the office of the Secretary of State of Texas.

(g)  Fee.  A commitment fee in the amount of $20,625.00.

(h) Legal Fees. Payment of the reasonable legal fees and expenses of Lender's counsel.

(i) Additional Information. Such additional documents, instruments and information as Lender may request.

Section 3.02.  Additional Conditions.  The effectiveness of this
Amendment is also subject to the satisfaction of the additional conditions precedent that (a) the representations and warranties


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contained herein and in all other Loan Documents, as amended hereby, shall be true and correct as of the date hereof as if made on the date hereof, (b) all proceedings, corporate or otherwise, taken in connection with the transactions contemplated by this Amendment and all documents, instruments and other legal matters incident thereto shall be satisfactory to Lender, and (c) no Event of Default shall have occurred and be continuing and no event or condition shall have occurred that with the giving of notice or lapse of time or both would be an Event of Default.


                           ARTICLE IV

         Ratifications, Representations, and Warranties

Section 4.01. Ratifications. The terms and provisions set forth in this Amendment shall modify and supersede all inconsistent terms and provisions set forth in the Agreement and except as expressly modified and superseded by this Amendment, the terms and provisions of the Agreement are ratified and confirmed and shall continue in full force and effect. Borrower and Lender agree that the Agreement as amended hereby shall continue to be the legal, valid and binding obligation of such Persons enforceable against such Persons in accordance with its terms.

Section 4.02.  Representations, Warranties and Agreements.
Borrower hereby represents and warrants to Lender that as of the date hereof, and taking into account the provisions of this Amendment, (a) the execution, delivery, and performance of this Amendment and any and all other Loan Documents executed or delivered in connection herewith have been authorized by all requisite corporate action on the part of Borrower and will not violate the articles of incorporation or bylaws of Borrower, (b) the representations and warranties contained in the Agreement as amended hereby, and all other Loan Documents are true and correct on and as of the date hereof as though made on and as of the date hereof, (c) no Event of Default has occurred and is continuing and no event or condition has occurred that with the giving of notice or lapse of time or both would be an Event of Default, (d) Borrower is in full compliance with all covenants and agreements contained in the Agreement as amended hereby, (e) Borrower is obligated to Lender pursuant to the terms of the Note, as the same may have been renewed, modified, extended, increased and rearranged, including, without limitation, renewals, modifications, increases and extensions made pursuant to this Amendment, (f) the liens, security interests, encumbrances and assignments created and evidenced by the Loan Documents are, respectively, valid and subsisting liens,


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security interests, encumbrances and assignments (except as provided in the First Amendment to Security Agreement of even date herewith between Borrower and Lender) and secure the Note as the same may have been renewed, modified, increased or rearranged, including, without limitation, renewals, modifications, increases and extensions made pursuant to this Amendment, and (g) Borrower has no claims, credits, offsets, defenses or counterclaims arising from the Loan Documents or Lender's performance under the Loan Documents.

                            ARTICLE V

                          Miscellaneous

Section 5.01. Survival of Representations and Warranties. All representations and warranties made in this Amendment or any other Loan Documents including any Loan Document furnished in connection with this Amendment shall fully survive the execution and delivery of this Amendment and the other Loan Documents, and no investigation by Lender or any closing shall affect the representations and warranties or the right of Lender to rely on them.

Section 5.02. Reference to Agreement. Each of the Loan Documents, including the Agreement and any and all other agreements, documents, or instruments now or hereafter executed and delivered pursuant to the terms hereof or pursuant to the terms of the Agreement, as amended hereby, are hereby amended so that any reference in such Loan Documents to the Agreement shall mean a reference to the Agreement, as amended hereby.

Section 5.03. Expenses of Lender. As provided in the Agreement, Borrower agrees to pay on demand all reasonable costs and expenses incurred by Lender in connection with the preparation, negotiation and execution of this Amendment and the other documents and instruments executed pursuant hereto and any and all amendments, modifications and supplements thereto, including, without limitation, the costs and fees of Lender's legal counsel, and all costs and expenses incurred by Lender in connection with the enforcement or preservation of any rights under the Agreement, as amended hereby, or any other Loan Document, including, without limitation, the costs and fees of Lender's legal counsel.

Section 5.04. Severability. Any provision of this Amendment held by a court of competent jurisdiction to be invalid or unenforceable shall not impair or invalidate the remainder of this Amendment and the effect thereof shall be confined to the provision so held to be invalid or unenforceable.

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Section 5.05.  Applicable Law.  This Amendment and all other Loan
Documents executed pursuant hereto shall be deemed to have been made and to be performable in Houston, Harris County, Texas and shall be governed by and construed in accordance with the laws of the State of Texas.

Section 5.06. Successors and Assigns. This Amendment is binding upon and shall inure to the benefit of Lender and Borrower and their respective successors and assigns, except Borrower may not assign or transfer any of its rights or obligations hereunder without the prior written consent of Lender.

Section 5.07. Counterparts. This Amendment may be executed in one or more counterparts, each of which when so executed shall be deemed to be an original, but all of which when taken together shall constitute one and the same instrument.

Section 5.08. Effect of Waiver. No consent or waiver, express or implied, by Lender to or for any breach of or deviation from any covenant, condition or duty by Borrower shall be deemed a consent or waiver to or of any other breach of the same or any other covenant, condition or duty.

Section 5.09. Headings. The headings, captions, and arrangements used in this Amendment are for convenience only and shall not affect the interpretation of this Amendment.

5.10. Liens and Security Interests are Currently Effective. Prior to the execution of this Amendment, the Agreement and the Security Agreement contained provisions to the effect that the liens and security interests created by the Security Agreement were not effective until an Event of Default occurred. As provided in this Amendment and the First Amendment to Security Agreement executed in connection herewith, those provisions have been deleted from the Agreement and the Security Agreement. Borrower and Lender agree that the provisions of the Security Agreement are fully effective and enforceable as of the date of this Amendment and that such provisions have been fully effective and enforceable since the date of execution of the Agreement. Borrower agrees that, upon the execution of this Amendment, Lender may and shall file a UCC-1 financing statement with respect to the collateral covered by the Security Agreement and that upon such filing, the liens and security interests created by the Security Agreement shall be first priority perfected security interests in favor of Lender, except as provided in the First Amendment to Security Agreement of even date herewith between Borrower and Lender.



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Section 5.11.  Consent to Purchase of Stock.  Notwithstanding the
provisions of Section 6.10 of the Agreement, this Amendment will constitute the consent by Lender to the purchase by Borrower, at any time prior to April 1, 1997, of 1,270,221 shares of its common stock.

Section 5.12. Permitted Security Interest. Notwithstanding the provisions of the Agreement, the Security Agreement or any other Loan Document, this Amendment will constitute the consent of Lender to the first priority security interest granted by Borrower to AT&T Capital Corporation in a TEK/27120 Analyzer System.

Section 5.13. ENTIRE AGREEMENT. THIS AMENDMENT AND ALL OTHER INSTRUMENTS, DOCUMENTS, AND AGREEMENTS EXECUTED AND DELIVERED IN CONNECTION WITH THIS AMENDMENT EMBODY THE FINAL, ENTIRE AGREEMENT AMONG THE PARTIES HERETO WITH RESPECT TO THE SUBJECT MATTER HEREOF AND THEREOF AND SUPERSEDE ANY AND ALL PRIOR COMMITMENTS, AGREEMENTS, REPRESENTATIONS AND UNDERSTANDINGS, WHETHER WRITTEN OR ORAL, RELATING TO THIS AMENDMENT AND THE OTHER INSTRUMENTS, DOCUMENTS AND AGREEMENTS EXECUTED AND DELIVERED IN CONNECTION WITH THIS AMENDMENT, AND MAY NOT BE CONTRADICTED OR VARIED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS OR DISCUSSIONS OF THE PARTIES HERETO. THERE ARE NO ORAL AGREEMENTS AMONG THE PARTIES HERETO.

Section 5.14. Agreement for Binding Arbitration. Borrower and Lender agree to be bound by the terms and provisions of Lender's current Arbitration Program, which is acknowledged as having been received by Borrower and which is incorporated by reference herein, pursuant to which any and all disputes regarding the subject matter hereof or of any Loan Documents shall be resolved by mandatory binding arbitration upon the request of Borrower or Lender.

     Executed as of the date first written above.

BORROWER:                               LENDER:

RELIABILITY INCORPORATED                WELLS FARGO BANK (TEXAS),
                                        NATIONAL ASSOCIATION


By: /s/ Larry Edwards              By:/s/ Bennett Douglas
   ------------------                 -------------------
     Larry Edwards                      Bennett Douglas
     President                          Vice President




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